Exhibit 4.39

Convenience translation to English. Original in Spanish

COMPENSATION DIFFERENTIALS PAYMENT AGREEMENT ENTERED INTO ON APRIL 1, 2026, BY AND AMONG THE NATION, ECOPETROL S.A. AND REFINERÍA DE CARTAGENA S.A.S.

GERMÁN ÁVILA PLAZAS, identified with Colombian citizenship card No. 19,437,985 issued in Bogotá D.C., acting in his capacity as Minister of Finance and Public Credit, pursuant to Decree No. 0346 of March 25, 2025, and acting in the name and on behalf of the Nation – Ministry of Finance and Public Credit (hereinafter, the “NATION”), on the one hand; and ALFONSO CAMILO BARCO MUÑOZ, identified with Colombian citizenship card No. 80,411,348 issued in Bogotá D.C., acting in his capacity as Legal Representative of Ecopetrol S.A., as evidenced by the corresponding certificate of existence and legal representation (hereinafter, “ECOPETROL”); and HERMAN GALÁN BARRERA, identified with Colombian citizenship card No. 79,504,799 issued in Bogotá D.C., acting in his capacity as President and Legal Representative of Refineria de Cartagena S.A.S., as evidenced by the corresponding certificate of existence and legal representation (hereinafter, “REFICAR”), on the other hand; and WHEREAS:

Article 69 of Law 1151 of 2007 created the Fuel Price Stabilization Fund (Fondo de Estabilización de Precios de los Combustibles – FEPC), a fund without legal personality, attached to and administered by the Ministry of Finance and Public Credit, whose purpose is to mitigate the impact of international fuel price fluctuations on the domestic market.

Article 101 of Law 1450 of 2011 provides that the Fuel Price Stabilization Fund (FEPC), created pursuant to Article 69 of Law 1151 of 2007, shall continue to operate in order to mitigate the impact of international fuel price fluctuations on the domestic market.

Article 2.3.4.1.5 of Decree 1068 of 2015 establishes that the Ministry of Mines and Energy, through its Hydrocarbons Direction, shall calculate and determine, by resolution and on a quarterly basis, the net position of each refiner and/or importer, disaggregated by fuel type, to be recognized by the Fuel Price Stabilization Fund (FEPC), subject to prior submission to the Steering Committee of the Fund.

Article 71 of Law 2559 of 2025 provides that, “in order to meet the obligations of the Fuel Price Stabilization Fund (FEPC), including those arising in prior fiscal years, the Ministry of Finance and Public Credit may use, among others, the following payment mechanisms: (i) the recognition and payment through the issuance of bonds or other public debt securities, without requiring a budgetary operation, which shall only be budgeted for purposes of redemption and interest payment, among others(…).”

According to the minutes of the FEPC Steering Committee meeting held on March 31, 2026, in connection with the parties to this Compensation Differentials Payment Agreement, the liquidation of the FEPC balances payable to ECOPETROL and REFICAR was acknowledged, for an aggregate amount of COP 1,558,406,649,885.

Pursuant to Resolution No. 00368 dated March 31, 2026, the Ministry of Mines and Energy determined the net position corresponding to the first quarter of 2025 in favor of ECOPETROL in the amount of COP 1,195,600,769,180.02, and pursuant to Resolution No. 00369 dated March 31, 2026, the Ministry of Mines and Energy determined the net position corresponding to the first quarter of 2025 in favor of REFICAR in the amount of COP 362,805,880,705.19.

ECP-INFORMACION PUBLICA

Convenience translation to English. Original in Spanish

Based on Resolutions No. 000368 and No. 000369 issued by the Ministry of Mines and Energy, payment to ECOPETROL and REFICAR shall be made through a payment agreement and subject to the availability of resources of the Fuel Price Stabilization Fund (Fondo de Estabilización de Precios de los Combustibles – FEPC).

Article 3 of Decree 4712 of 2008 establishes, among the functions of the Ministry of Finance and Public Credit, the following: “(16) To manage the National Treasury and to provide for the payment of obligations of the Nation, either through executing agencies or directly, as the Single National Treasury Account is developed.” Additionally, Article 5 of the same decree assigns to the Minister of Finance and Public Credit the following function: “(31) To execute, in the name of the Nation and in accordance with the General Procurement Statute and the Organic Budget Law, contracts relating to matters within the Ministry’s competence.”

Article 2.3.4.1.2 of Decree 1068 of 2015 establishes that the administration of the FEPC, as a special account fund without legal personality, is entrusted to the Ministry of Finance and Public Credit. Accordingly, in light of the amounts owed by the FEPC to ECOPETROL and REFICAR, it is necessary to enter into a document setting forth the payment mechanism for the compensation differentials corresponding to the first quarter of 2025.

The Ministry of Finance and Public Credit, in the exercise of its legal powers, has analyzed the regulatory framework applicable to this instrument and has concluded that all authorizations have been obtained and all procedures and processes required under applicable regulations have been duly completed for the execution of this Compensation Differentials Payment Agreement, which is therefore valid and fully enforceable.

By communications filed with the Ministry of Finance and Public Credit under reference numbers 1‑2026‑035985 and 1‑2026‑035986, dated April 1, 2026, ECOPETROL and REFICAR submitted their respective payment claims, according to which: (i) the Fuel Price Stabilization Fund (FEPC) owes ECOPETROL COP 1,195,600,769,180.02; and (ii) the FEPC owes REFICAR COP 362,805,880,705.19;

Taking into account the financial cost incurred by ECOPETROL and REFICAR as a result of the deferral in the payment of the amounts owed by the NATION, as expressly recognized herein, this Compensation Differentials Payment Agreement includes and reflects the recognition of such opportunity cost in favor of ECOPETROL and REFICAR.

It is therefore necessary to recognize the opportunity cost arising from the acknowledgment of the obligation of the NATION in favor of ECOPETROL and REFICAR for the period between the execution of this Compensation Differentials Payment Agreement and the final installment thereof. For purposes of determining the opportunity cost associated with the deferred payment mechanism, reference shall be made to the market interest rate of Colombian Treasury Securities (TES) with a maturity comparable to that provided for under this Agreement, calculated based on prices published by PRECIA as of March 31, 2026.

Article 85 of Law 2559 of 2025 authorizes the Ministry of Finance and Public Credit, acting on behalf of the NATION, to offset reciprocal obligations as a direct or indirect debtor or as a secondary guarantor with public entities, without requiring a budgetary transaction.

ECP-INFORMACION PUBLICA

Convenience translation to English. Original in Spanish

NOW, THEREFORE, in consideration of the foregoing, the parties agree to execute this COMPENSATION DIFFERENTIALS PAYMENT AGREEMENT, which shall be governed by the following:

CLAUSES:

CLAUSE ONE: The NATION hereby acknowledges, as an obligation owed by it, the amount of COP 1,195,600,769,180.02 (Colombian legal currency) in favor of ECOPETROL, and the amount of COP 362,805,880,705.19 (Colombian legal currency) in favor of REFICAR, for an aggregate total amount of COP 1,558,406,649,885.21 (Colombian legal currency), in accordance with the liquidation carried out by the Ministry of Mines and Energy and accepted by ECOPETROL and REFICAR. Such liquidation shall form an integral part of this Agreement as Annex No. 1.

CLAUSE TWO: The NATION, acting through the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit, shall pay the amounts set forth in the preceding clause in accordance with the following payment structure:

Installment	Payment Date	ECOPETROL (COP)	REFICAR (COP)	Payment Method
0	1-apr-2026	2.218.650.703,75	673.251.091,25	Cash transfer
1	15-dec-2026	1.193.382.118.476,27	362.132.629.613,94	Colombian Treasury Securities (TES)

CLAUSE THREE: The NATION shall recognize in favor of ECOPETROL and REFICAR the opportunity cost corresponding to the payment period between the execution date of this Agreement and Installment No. 1, which amounts to a total of COP 128,363,856,373.77, calculated as agreed at an annual effective rate of 12.821%, with value date April 30, 2026, as detailed below:

Concept	Payment Date	ECOPETROL (COP)	REFICAR (COP)	TOTAL (COP)
Opportunity Cost	30-apr-26	98.480.024.726,99	29.883.831.646,79	128.363.856.373,77

PARAGRAPH: The total amount of the opportunity cost, equal to COP 128,363,856,373.77, shall be paid by the NATION directly to ECOPETROL through an offset of accounts against dividends declared by ECOPETROL in favor of the NATION, in accordance with Article 85 of Law 2559 of 2025.

The portion of the opportunity cost specifically attributable to REFICAR shall be paid or transferred directly by ECOPETROL, under the terms and conditions to be agreed by the parties in a separate document.

CLAUSE FOUR: This COMPENSATION DIFFERENTIALS PAYMENT AGREEMENT shall become effective upon execution by the parties.

IN WITNESS WHEREOF, this Agreement is executed by the parties.

ECP-INFORMACION PUBLICA

Convenience translation to English. Original in Spanish

THE NATION,

GERMÁN ÁVILA PLAZAS

Colombian Citizenship Card No.19.437.985 issued in Bogotá

Minister of Finance and Public Credit

ECOPETROL

ALFONSO CAMILO BARCO MUÑOZ

Colombian Citizenship Card No. 80.411.348 issued in Bogotá

Legal Representative

REFICAR

HERMAN GALÁN BARRERA

Colombian Citizenship Card No. 79,504,799 issued in Bogotá

President and Legal Representative

ECP-INFORMACION PUBLICA

Convenience translation to English. Original in Spanish

COMPENSATION DIFFERENTIALS PAYMENT AGREEMENT ENTERED INTO ON APRIL 1, 2026, BY AND AMONG THE NATION, ECOPETROL S.A. AND REFINERÍA DE CARTAGENA S.A.S.

DEBT SETTLEMENT DETERMINED BY THE MINISTRY OF MINES AND ENERGY.

ECP-INFORMACION PUBLICA